Exhibit 10.2

[EXECUTION VERSION]

AMENDMENT NO. 1 AND JOINDER TO CREDIT AGREEMENT

This Amendment No. 1 and Joinder to Credit Agreement (this “Amendment”), dated as of June 5, 2012 (the “Amendment Effective Date”), is entered into by C&J ENERGY SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders party hereto, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) Swing Line Lender and L/C Issuer, and solely for purposes of Section 8 hereof, the Guarantors (as defined in the Credit Agreement defined below).

INTRODUCTION

Reference is made to the Credit Agreement dated as of April 19, 2011 (as modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and the Administrative Agent.

The Borrower has requested, and the Administrative Agent and the Lenders have agreed, to make certain amendments to the Credit Agreement, to increase the Aggregate Commitments under the Credit Agreement and to add new Lenders to the Credit Agreement. Furthermore, certain of the Lenders have severally agreed to increase their respective Commitments on the terms and conditions set forth herein.

In connection with the foregoing, the Lenders and the Administrative Agent have agreed on the terms and conditions set forth herein, to make certain amendments to the Credit Agreement.

THEREFORE, in connection with the foregoing and for other good and valuable consideration, the Borrower, the Lenders, and the Administrative Agent hereby agree as follows:

Section 1. Definitions; References. Unless otherwise defined in this Amendment, each term used in this Amendment that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendment of Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

“Casedhole Holdings” means Casedhole Holdings, Inc., a Delaware corporation.

“Casedhole Acquisition” means the acquisition by the Borrower (or one or more of its Subsidiaries) of all of the Equity Interests of Casedhole Holdings.

“Consolidated Total Assets” means, with respect to the Borrower and its Subsidiaries, the amount which, in accordance with GAAP, is set forth under the caption “Total Assets” (or any like caption) on the consolidated balance sheet of the Borrower and its Subsidiaries.

“First Amendment” means the Amendment No. 1 and Joinder to Credit Agreement, dated as of June 5, 2012 by and between the Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent.

“First Amendment Effective Date” means the first date all the conditions precedent in Section 7 of the First Amendment are satisfied.

“Immaterial Subsidiary” means, subject to Section 6.12(f), any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent; provided that (a) no Subsidiary may be so designated unless such Subsidiary (i) contributed to Consolidated EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) less than the lesser of (x) $7,500,000 and (y) 2.5% of such Consolidated EBITDA or (ii) had total assets having an aggregate book value, as of the end of the fiscal quarter most recently ended and for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), not exceeding the lesser of (x) $12,500,000 and (y) 2.5% of Consolidated Total Assets as of the end of such fiscal quarter and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if such Subsidiary no longer meets the requirements set forth in the foregoing clause (a).

“Project Foreign Subsidiary” means a direct Foreign Subsidiary of C&J Spec-Rent Services, Inc. formed or to be formed for the purpose of facilitating the conducting of business in foreign markets.

(b) Section 1.01 of the Credit Agreement is hereby amended and restating in their entirety the following definitions as follows:

“Aggregate Commitments” means the Commitments of all the Lenders. As of the First Amendment Effective Date, the Aggregate Commitments are $400,000,000.

“Applicable Rate” means the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	< 1.00x	2.25%	1.25%
2	≥ 1.00x but < 1.50x	2.50%	1.50%
3	≥ 1.50x but < 2.25x	2.75%	1.75%
4	≥ 2.25x	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each in its capacity as co-lead arranger and co-book manager.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that Capital Expenditures shall not include expenditures for Capitalized Leases, purchase money obligations or Synthetic Lease Obligations, in each case, permitted pursuant to Section 7.02(f), for Permitted Acquisitions permitted pursuant to Section 7.03(g), or to the extent made solely with (i) the proceeds of a common equity contribution to, or issuance of Equity Interests (other than Disqualified Capital Stock) by, the Borrower or (ii) the proceeds from any Disposition pursuant to Section 7.05(c), (g) or (i). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) U.S. Dollars, Euros, Pound Sterling and other currencies reasonably acceptable to the Administrative Agent (including such currencies as are held as overnight bank deposits and demand deposits with (i) U.S. banks or (ii) foreign banks having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively);

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(c) time deposits (including Eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia (including a foreign bank which is a subsidiary of a commercial bank or a holding company of a commercial bank which is organized under such laws) and (ii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) repurchase obligations of any Lender or of any commercial bank satisfying (at the time of acquisition) the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) commercial paper issued by (i) any Lender or any Affiliate of any Lender and (ii) any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g) Indebtedness or preferred stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(h) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory of the United States, or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; and

(i) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are (i) administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and that have at least 95% of their assets invested continuously in Investments of the character, quality and maturity described in clauses (a) through (h) of this definition or (ii)(A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated interest charges, (ii) the provision for Federal, state, local and foreign income Taxes payable, (iii) depreciation and amortization expense, (iv) non-recurring or unusual charges, (v) any non-cash expenses or losses for such period that do not constitute reserves and which are not expected to result in cash payments in a future period (including non-cash losses on sales of assets outside the ordinary course of business), (vi) expenses incurred in connection with the prepayment, amendment, modification or refinancing of Indebtedness during such period, (vii) any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a refinancing thereof, issuance of Equity Interests, Investment, Acquisition, Disposition or recapitalization, in each case, to the extent permitted hereunder, (viii) stock based compensation expenses which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (ix) the write-off of unamortized deferred financing, legal and accounting costs in connection with the refinancing of Indebtedness incurred under Section 7.02(h), and (x) tender premiums, redemption premiums, fees, and other amounts expenses in connection with the tender for and/or redemption of Indebtedness incurred under Section 7.02(h) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income Tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period). Consolidated EBITDA shall be calculated for each Measurement Period, on a Pro Forma Basis, after giving effect to, without duplication, any Material Acquisition (as defined below) and any Material Disposition (as defined below) and, at the Borrower’s election, any other Acquisition or Disposition, in each case, made during each period commencing on the first day of such period through the date of such transaction (the “Reference Period”) as if such Acquisition or Disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period. As used in this definition, “Material Acquisition” means any Acquisition with Acquisition Consideration of $3,000,000 or more and “Material Disposition” means any Disposition resulting in net sale proceeds of $5,000,000 or more.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct (but not contingent) obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the

types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, to the extent payable in cash, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period (including to the extent accrued during such Measurement Period).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (d) any non-cash effects due to adjustments in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, in any case net of taxes.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six, or, if consented to by all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Revolving Credit Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Permitted Acquisition” means, with respect to the Borrower or any Guarantor, (a) the Casedhole Acquisition, (b) any Acquisition by such Person for which the Acquisition Consideration does not exceed $30,000,000, (c) any Acquisition by such Person for which the Acquisition Consideration consists solely of Qualified Capital Stock of the Borrower, or (d) any other Acquisition by such Person so long as at the time of, and after giving effect on a Pro Forma Basis to, such other Acquisition:

(i) the pro forma Consolidated Leverage Ratio as of the end of the most recent Measurement Period for which financial statements of the Borrower are available is less than 2.50 to 1.0 (assuming, for purposes of this clause (i), that such Acquisition, and all other Acquisitions consummated since the first day of the relevant Measurement Period ending on or prior to the date of such Acquisition, and all Indebtedness incurred, assumed or repaid in connection therewith had occurred on the first day of such relevant Measurement Period);

(ii) pro forma Liquidity is greater than $40,000,000; and

(iii) the Borrower is in pro forma compliance with all covenants set forth in Section 7.11 as of the end of the most recent Measurement Period for which financial statements of the Borrower are available (assuming, for purposes of Section 7.11, that such Acquisition, and all other Acquisitions consummated since the first day of the relevant Measurement Period for each of the financial covenants set forth in Section 7.11 ending on or prior to the date of such Acquisition, and all Indebtedness incurred, assumed or repaid in connection therewith had occurred on the first day of such relevant Measurement Period);

(c) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Borrower IPO”.

(d) Section 1.01 of the Credit Agreement is hereby amended by replacing the value “$15,000,000” in the definition of “Swing Line Sublimit” with the value “$25,000,000”.

(e) Section 1.03(b) of the Credit Agreement is hereby amended by replacing clause (ii) in the proviso thereto in its entirety with the following:

(ii) any operating lease listed on Schedule 5.22 that later becomes a Capitalized Lease as a result of a change in GAAP shall, during the life of such lease (including any renewals), be treated as an operating lease for all purposes under this Agreement; provided further that the Borrower shall be entitled for a reasonable period of time after the Casedhole Acquisition to supplement Schedule 5.22 to include the operating leases of Casedhole Holdings or any of its Subsidiaries.

(f) Section 2.02(a) of the Credit Agreement is hereby amended by replacing the second sentence thereof with the following:

Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Revolving Credit Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Revolving Credit Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.

(g) Section 2.02(b) of the Credit Agreement is hereby amended by replacing “12:00 noon” with “1:00 p.m.”.

(h) Section 2.02(e) of the Credit Agreement is hereby amended by replacing the word “seven” with “ten”.

(i) Section 2.14(a) of the Credit Agreement is hereby amended by replacing the value “$75,000,000” therein with the value “$100,000,000”.

(j) Section 6.01 of the Credit Agreement is hereby amended by deleting “, in form and detail satisfactory to the Administrative Agent and the Required Lenders” in the introductory paragraph thereto.

(k) Sections 6.02(e) and 6.02(g) of the Credit Agreement are each hereby amended by replacing the value “$15,000,000” therein with the value “$25,000,000”.

(l) Section 6.02 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (h) thereto, relabeling clause (i) thereto as clause (j) and inserting the following clause (i) therein in appropriate alphabetical order:

concurrently with the designation of any Subsidiary as an Immaterial Subsidiary, a duly completed certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) setting forth the consolidating financial information of such Immaterial Subsidiary and certifying that such consolidating financial information fairly presents in all material respects the consolidated financial condition of such Subsidiary; and

(m) Section 6.03 of the Credit Agreement is hereby amended by deleting clause (f) thereto, replacing “; and” at the end of clause (e) with “.”, and inserting “and” immediately after clause (d) therein.

(n) Section 6.10 of the Credit Agreement is hereby amended by inserting “(which visit, inspection, examination or discussion shall be coordinated by the Administrative Agent)” immediately after “per fiscal year”;

(o) Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Use the proceeds of the Credit Extensions for general corporate purposes (including the consummation of any Permitted Acquisition) not in contravention of any Law or of any Loan Document.

(p) Section 6.12(a) of the Credit Agreement is hereby amended by replacing the first paragraph immediately preceding clause (i) with the following:

Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC, any Subsidiary that is held directly or indirectly by a CFC or any Immaterial Subsidiary) by any Loan Party (which, for the purpose of this paragraph, shall include any Subsidiary that ceases to be an Immaterial Subsidiary), then the Borrower shall, at the Borrower’s expense:

(q) Sections 6.12(a)(iv), 6.12(b)(iii) and 6.12(c)(iii) of the Credit Agreement are each hereby amended by replacing the value “30” therein with the value “45”.

(r) Section 6.12(e) of the Credit Agreement is amended by replacing the last sentence thereof with the following:

It is understood and agreed that this Section 6.12(e) shall not apply to (x) any new direct or indirect Subsidiary that is held directly or indirectly by a CFC or (y) any Immaterial Subsidiary.

(s) Section 6.12(f) of the Credit Agreement is hereby amended by replacing clause (f) thereof in its entirely with the following:

(f) Notwithstanding the foregoing, (i) so long as no Event of Default exists, the Loan Parties shall not be required to provide a deed of trust, mortgage or the items listed in Section 6.12(a)(iii) and (iv)(B) or 6.12(b)(iii)(B) and (b)(v) with respect to any real property with a fair market value of less than $5,000,000 and (ii) if at any time all Immaterial Subsidiaries, taken as a whole, (x) contribute more than 5% of Consolidated EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) or (y) contribute more than 5% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), then the Borrower shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Credit Agreement to the extent necessary to cause such excess to be eliminated and, with respect to any Subsidiary that ceases to be an Immaterial Subsidiary as a result of such designation, the Borrower shall take, and cause such Subsidiary to take, such action as is necessary to comply with this Section 6.12.

(t) Section 7.01 of the Credit Agreement is hereby amended by replacing clause (l) thereto in its entirety with the following:

(l) other Liens securing any obligations (including Indebtedness) outstanding in an aggregate principal amount not to exceed $25,000,000; provided that no such Lien shall (i) extend to or cover any Collateral or (ii) secure obligations under Guarantees provided pursuant to Section 7.02(e);

(u) Section 7.02 of the Credit Agreement is hereby amended by replacing clause (b) thereto in its entirety with the following:

(b) Indebtedness among the Borrower and its Subsidiaries, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Collateral” under the Security Agreement (ii) in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Guarantor or by any Domestic Subsidiary to a Domestic Subsidiary that is not a Guarantor, be subordinated to the Obligations pursuant to terms substantially the same as the subordination terms applicable to the Guarantors pursuant to the Guaranty, and (iii) be otherwise permitted under the provisions of Section 7.03;

(v) Section 7.02(e) of the Credit Agreement is hereby amended by replacing the value “$20,000,000” in the proviso with the value “$125,000,000”.

(w) Section 7.02 of the Credit Agreement is hereby amended by replacing clause (f) thereto in its entirety with the following:

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding (including any such Indebtedness outstanding on the date hereof) shall not exceed as of the date of incurrence of any such Indebtedness the greater of (i) $75,000,000 and (ii) 15% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(x) Section 7.02(g)(iii) of the Credit Agreement is hereby amended by replacing the value “$20,000,000” therein with the value “$40,000,000”.

(y) Section 7.02 of the Credit Agreement is hereby amended by replacing clause (h) thereto in its entirety with the following:

(h) unsecured Indebtedness in an aggregate principal amount not to exceed $400,000,000 issued by the Borrower or any of its Subsidiaries; provided that (i) immediately prior to and after giving effect to the issuance of such Indebtedness, there would be no Default under this Agreement, (ii) such Indebtedness’ scheduled maturity is no earlier than twelve (12) months after the Maturity Date, (iii) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity, and (iv) no indenture or other agreement governing such Indebtedness contains (A) maintenance financial covenants that are more restrictive than the maintenance financial covenants set forth in this Agreement or (B) covenants or events of default that are more restrictive in any material respect on the Borrower or any of its Subsidiaries than then applicable market terms and conditions for comparable issuers and issuances, and any refinancings, refundings, renewals or extensions thereof; provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, or extension and (y) the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of this Section 7.02(h);

(z) Section 7.02(k) of the Credit Agreement is hereby amended by replacing the value “$20,000,000” with the value “$125,000,000”.

(aa) Section 7.03(g) of the Credit Agreement is hereby amended by deleting “, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders,” in clause (v) thereto.

(bb) Section 7.03 of the Credit Agreement is hereby amended by replacing clause (h) thereto in its entirety with the following:

(h) other Investments (other than Investments in Foreign Subsidiaries, Foreign Joint Ventures, foreign operations and foreign assets) not exceeding in the aggregate as of the date of any such Investment 15% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(cc) Section 7.03(k) of the Credit Agreement is hereby amended by replacing the value “$25,000,000” in the proviso with the value “$125,000,000”.

(dd) Section 7.03 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (n) thereto, replacing the period at the end of clause (o) thereto with the language “; and”, and inserting the following clause (p) therein in appropriate alphabetical order:

(p) the one-time contribution by C&J Spec-Rent Services, Inc. of all of its Equity Interests in the Project Foreign Subsidiary (or the one-time simultaneous contribution of all of its Equity Interests in multiple Project Foreign Subsidiaries) to another Foreign Subsidiary of C&J Spec-Rent Services, Inc.

(ee) Section 7.05(c)(ii) of the Credit Agreement is hereby amended by replacing the reference to “60” in clause (y) thereof with “180”.

(ff) Section 7.05 of the Credit Agreement is hereby amended by replacing clause (g) thereto in its entirety with the following:

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed as of the date of any such Disposition the greater of (i) $10,000,000 and (ii) 10% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(gg) Section 7.05 of the Credit Agreement is hereby amended by inserting “(other than Dispositions (i) to the Borrower or any other Loan Party or (ii) constituting the making of Investments permitted under Section 7.03(p))” in the final line thereof immediately before “shall be for fair market value”.

(hh) Section 7.06(d) of the Credit Agreement is hereby amended by inserting “restricted stock agreement, restricted stock unit agreement,” in the fifth line thereof immediately before “stockholders’ agreement” and by replacing the value “$5,000,000” in the proviso with the value “$10,000,000”.

(ii) Section 7.06(e) of the Credit Agreement is hereby amended by replacing clause (ii) thereto in its entirety with the following:

(ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(jj) Section 7.06 of the Credit Agreement is hereby amended by replacing clause (h) thereto in its entirety with the following:

(h) Intentionally deleted; and

(kk) Section 7.06 of the Credit Agreement is hereby amended by replacing clause (i) thereto in its entirety with the following:

(i) so long as the Consolidated Leverage Ratio would not exceed 2.50 to 1:00 after giving pro forma effect thereto, the Borrower may make Restricted Payments in an amount not to exceed the sum of (i) $75,000,000 and (ii) 25% of Consolidated Net Income of the Borrower and its Subsidiaries arising after January 1, 2012 (and computed on a cumulative consolidated basis with other such Restricted Payments by the Borrower since such date).

(ll) Section 7.07 of the Credit Agreement is hereby amended by replacing “on the date hereof” with “on the First Amendment Effective Date”.

(mm) Section 7.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties or any transaction permitted under Section 7.03(p).

(nn) Section 7.09(a) of the Credit Agreement is hereby amended by replacing clause (i)(B)(1) thereto in its entirety with the following:

(1) in effect on the First Amendment Effective Date and set forth on Schedule 7.09, or

(oo) Section 7.09(a) of the Credit Agreement is hereby amended by replacing clause (ii) thereto in its entirety with the following:

(ii) of any Subsidiary to Guarantee the Obligations or

(pp) Section 7.11 of the Credit Agreement is hereby amended by replacing clause (b) thereto in its entirety with the following:

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.25:1.00.

(qq) Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures made by the Borrower or its Subsidiaries in the ordinary course of business not exceeding as of the date of any such Capital Expenditure in the aggregate for the Borrower and its Subsidiaries during any fiscal year the greater of (a) 12.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to

Section 6.01(a) or 6.01(b) and (b) $200,000,000; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, (i) up to 50% of any unused amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (such amount, the “CapEx Rollover Amount”) (provided, further, that (x) in no event shall the CapEx Rollover Amount for any fiscal year exceed $50,000,000 and (y) if a CapEx Rollover Amount is so carried over, it will be deemed used in the immediately succeeding fiscal year before the amount set forth opposite for such fiscal year above), (ii) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.12 (including as a result of the application of any CapEx Rollover Amount) may be increased by an amount not to exceed $50,000,000 of the scheduled amount permitted for the immediately succeeding fiscal year (the “CapEx Pull-Forward Amount”) (provided that the actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that are permitted to be made in the immediately succeeding fiscal year), and (iii) Capital Expenditures in excess of the foregoing amounts set forth in parts (a) and (b) above shall be permitted if, as of the date of any such Capital Expenditure (and after giving pro forma effect to such Capital Expenditure and any concurrent incurrence of Indebtedness), (x) the pro forma Consolidated Leverage Ratio as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) is less than 2.00 to 1.0, (y) pro forma Liquidity is greater than $40,000,000 and (z) no Default exists and such Capital Expenditure could not reasonably be expected to cause a Default.

(rr) Section 7.15 of the Credit Agreement is hereby amended by replacing the reference to “1.50” in clause (b)(i) thereof with “2.00” and by deleting “and demonstrating in a manner reasonably satisfactory to the Administrative Agent”.

(ss) Section 8.01 of the Credit Agreement is hereby amended by replacing each value of “$15,000,000” therein with “$25,000,000”.

(tt) Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.03(b), 6.05(a), 6.11, or Article VII; or

(uu) Section 8.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) written notice thereof being given to the Borrower by the Administrative Agent or (ii) a Responsible Officer of a Loan Party otherwise becoming aware of such default; or

(vv) The Credit Agreement is hereby amended by replacing Exhibit D in its entirety with Exhibit D attached hereto.

(ww) The Credit Agreement is hereby amended by replacing Schedule 7.09 in its entirety with Schedule 7.09 attached hereto.

(xx) The Credit Agreement is hereby amended by replacing Schedule 1.01 in its entirety with Schedule 1.01 attached hereto. Upon effectiveness of this Amendment each Lender shall have the Commitment set forth opposite such Lender’s name on Schedule 1.01 attached hereto under the caption “Revolving Credit Commitment”.

Section 3. Increase of Commitments and Addition of New Lenders. To effectuate the increase in the Aggregate Commitments under the Credit Agreement, certain Lenders have severally agreed to increase their respective Commitments. Effective on the Amendment Effective Date, the Commitment of each such Lender is increased to the respective Commitment set forth opposite its name on Schedule 1.01 attached hereto under the caption “Revolving Credit Commitment”. Effective on the Amendment Effective Date, each of HSBC Bank USA, National Association and Regions Bank (collectively, the “New Lenders”) is hereby added to the Credit Agreement as a Lender, with a Commitment as provided on Schedule 1.01 attached hereto, and each such New Lender agrees to be bound by all of the terms and provisions of the Credit Agreement binding on each Lender.

Section 4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 6.01 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to agree to the various matters set forth herein. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

Section 5. Representations and Warranties. The Borrower represents and warrants that (a) the execution, delivery, and performance of this Amendment by the Borrower are within the corporate or equivalent power and authority of the Borrower and have been duly authorized by all necessary corporate or other organizational action, (b) this Amendment and the Credit Agreement as amended hereby constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity, (c) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5(c) the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement are deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively, (d) no Default exists or will result from this Amendment, and (e) the Liens under the Collateral Documents are valid and subsisting.

Section 6. Effect on Credit Documents. (a) Except as amended herein, the Credit Agreement and all other Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Administrative Agent’s or any Lender’s rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated. The Borrower acknowledges and agrees that this Amendment shall in no manner impair or affect the validity or enforceability of the Credit Agreement or any other Loan Document. This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a default or event of default under the other Loan Documents.

(b) Any Loans outstanding on the Amendment Effective Date shall be re-allocated among the Lenders so that the Loans outstanding immediately following the increase in the Aggregate Commitments under this Amendment are held by the Lenders in proportion to the Lenders’ respective Applicable Percentages (giving effect to such increase). The Borrower shall prepay any Revolving Credit Loans outstanding on the Amendment Effective Date (and pay any additional amounts required pursuant to Section 3.05 of the Credit Agreement) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments in connection with this Amendment and the Borrower may use advances from the Lenders having new or increased commitments for such prepayment.

Section 7. Effectiveness. This Amendment shall become effective, and the Credit Agreement shall be amended as provided for herein as of the Amendment Effective Date, upon the satisfaction of the following conditions:

(a) the Administrative Agent (or its counsel) shall have received counterparts hereof duly executed and delivered by a duly authorized officer of the Borrower, each Guarantor, and by the Lenders whose consent is required to effect the amendments contemplated hereby;

(b) the Administrative Agent (or its counsel) shall have received each of the following items, each in form and substance reasonably acceptable to the Administrative Agent and, where applicable, duly executed and delivered by a duly authorized officer of each applicable Loan Party:

(i) to the extent requested, a Note for each New Lender requesting a Note;

(ii) a certificate for each Loan Party dated as of the Amendment Effective Date and signed by a Responsible Officer of such Loan Party, (w) certifying such Loan Party’s existence and good standing in its state of organization, (x) certifying and attaching a true and correct copy of the governing documents of such Loan Party as in full force and effect on the Amendment Effective Date, or certifying that the governing documents of such Loan Party have not been modified since previously certified to the Administrative Agent and remain in full force and effect, (y) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to this Amendment and the increase to the Commitments hereunder, and (z) certifying the incumbency and signatures of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Amendment, the increase to the Commitments hereunder, and the other Loan Documents to which such Loan Party is to be a party in connection herewith;

(iii) a certificate dated as of the Amendment Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to this Amendment and the increase to the Commitments hereunder, (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and (B) no Default exists or will result from this Amendment, the increase to the Commitments hereunder, or the application of the proceeds thereof;

(iv) a certificate signed by a Responsible Officer of the Borrower, delivered in accordance with Section 7.03(g) of the Credit Agreement, with respect to the acquisition by the Borrower (or one or more of its Subsidiaries) of all of the Equity Interests of Casedhole Holdings, Inc., a Delaware corporation (such acquisition, the “Casedhole Acquisition”);

(v) an executed Stock Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent, relating to the Casedhole Acquisition; and

(vi) pro forma consolidated projections of the Borrower and its Subsidiaries (after giving effect to the Casedhole Acquisition) for the fiscal years 2012 – 2015 in form and substance reasonably satisfactory to the Administrative Agent; and

(c) the Administrative Agent shall have received, or shall concurrently receive (i) for the account of each Lender increasing its Commitment pursuant hereto that has delivered an increased Commitment with respect to the Credit Agreement to the Administrative Agent (or its

counsel), an upfront fee in an amount to be agreed, expected to range from 0.40% to 0.50% on the final allocated principal amount by which such Lender’s Commitment is increased hereunder, (ii) for the account of each New Lender joining the Credit Agreement hereby that has delivered a new Commitment with respect to the Credit Agreement to the Administrative Agent (or its counsel), an upfront fee in an amount to be agreed, expected to range from 0.40% to 0.50% on the final allocated principal amount of such New Lender’s Commitment as set forth opposite such New Lender’s name on Schedule 1.01 attached hereto, (iii) for the account of each Lender having a Commitment with respect to the existing Credit Agreement that has delivered a duly executed counterpart of this Amendment to the Administrative Agent (or its counsel), a consent fee in an amount equal to 0.10% of the amount of such Lender’s Commitment with respect to the existing Credit Agreement (without giving effect to any amounts by which such Lender’s Commitment may be increased under this Amendment), and (iv) for the account of the applicable Person, payment of all other fees payable in connection with this Amendment.

Section 8. Reaffirmation of Guaranty. By its signature hereto, each Guarantor represents and warrants that such Guarantor has no defense to the enforcement of the Guaranty, and that according to its terms the Guaranty will continue in full force and effect to guaranty the Borrower’s obligations under the Credit Agreement and the other amounts described in the Guaranty following the execution of this Amendment.

Section 9. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 10. Miscellaneous. The miscellaneous provisions set forth in Article X of the Credit Agreement apply to this Amendment. This Amendment may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered by telecopier or other electronic imaging means.

Section 11. ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follows.]

EXECUTED as of the first date above written.

C&J ENERGY SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

C&J SPEC-RENT SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer

TOTAL E&S, INC.

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer

C&J VLC, LLC

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	Vice President and Treasurer

Signature Page to Amendment No. 1 and Joinder to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Vice President

Signature Page to Amendment No. 1 and Joinder to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	Senior Vice President

Signature Page to Amendment No. 1 and Joinder to Credit Agreement

Wells Fargo Bank, N.A., as a Lender

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

Comerica Bank., as a Lender

By:	/s/ Cyd Dillahunty
Name:	Cyd Dillahunty
Title:	Vice President

Citibank, N.A., as a Lender

By:	/s/ Ysantha Gunaratna
Name:	Ysantha Gunaratna
Title:	Vice President

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

Signature Page to Amendment No. 1 and Joinder to Credit Agreement

HSBC Bank USA, N.C., as a Lender

By:	/s/ Bruce Robinson
Name:	Bruce Robinson
Title:	Vice President

Regions Bank., as a Lender

By:	/s/ Jason Meadows
Name:	Jason Meadows
Title:	Senior Vice President

Amegy Bank National Association, as a Lender

By:	/s/ Blake Stoehr
Name:	Blake Stoehr
Title:	Senior Vice President

Captial One, N.A., as a Lender

By:	/s/ John W. Stam
Name:	John W. Stam
Title:	Vice President

Signature Page to Amendment No. 1 and Joinder to Credit Agreement

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among C&J Energy Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned1 hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[1]	This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

Exhibit D to Credit Agreement

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Sections 5.05(a) and (b) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Agreement, respectively.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,                 .

C&J ENERGY SERVICES, INC.

By:
Name:
Title:

Exhibit D to Credit Agreement

For the Quarter/Year ended                         ,             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11 (a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”) as per Schedule 2:	$

	B.	Consolidated Interest Charges for Subject Period:	$

	C.	Consolidated Interest Coverage Ratio (Line I.A. ÷ Line I.B):	to 1

		Minimum required:	3.00 to 1

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date	$

	B.	Consolidated EBITDA for Subject Period (Line I.A. above):	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1

		Maximum permitted:	3.25 to 1

III.	Section 7.12 – Capital Expenditures.

	A.	Capital Expenditures made during fiscal year to date:	$

	B.	Base permitted Capital Expenditures for such fiscal year[2]:	$

	C.	Amount rolled over from prior year[3]:	$

	D.	Amount pulled back from succeeding year[4]	$

[2]

Greater of (a) 12.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) and (b) $200,000,000

[3]	CapEx Rollover Amount cannot exceed 50% of unused amount from prior year and is subject to max carry-over in any fiscal year of $50,000,000.
[4]	CapEx Pull-Forward Amount cannot exceed $50,000,000.

Exhibit D to Credit Agreement

E.	Amount pulled back from such fiscal year to preceding year	$

F.	Excess (deficit) for covenant compliance ((Line III.B + III.C + III.D – III.E.) – III.A.):	$

G.	If F is negative number, pro forma Consolidated Leverage Ratio[5]:	to 1

H.	If F is negative number, pro forma Liquidity[6]:	$

I.	If F is negative number, is G less than 2.00 to 1.00 and H > $40,000,000?	[Yes/No]

J.	Covenant Compliance?	[Yes/No]

[5]	Must give pro forma effect to such Capital Expenditure and any concurrent incurrence of Indebtedness
[6]	Must give pro forma effect to such Capital Expenditure and any concurrent incurrence of Indebtedness

Exhibit D to Credit Agreement

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

+ consolidated interest charges

+ income taxes

+ depreciation expense

+ amortization expense

+ non-recurring or unusual charges

+  non-cash expenses or losses that do not constitute reserves and which are not expected to result in cash payments in a future period (including non-cash losses on sales of assets outside the ordinary course of business)

+ expenses incurred in connection with the prepayment, amendment, modification or refinancing of Indebtedness

Exhibit D to Credit Agreement

+ non-capitalized transaction costs incurred in connection with an actual or proposed incurrence or refinancing of Indebtedness, issuance of Equity Interests, Investment, Acquisition, Disposition or recapitalization

+ non-cash stock-based compensation expenses

+ costs of refinancing Indebtedness incurred under Section 7.02(h) of the Agreement

+ Amount expensed in connection with tender for / redemption of Indebtedness incurred under Section 7.02(h) of the Agreement

- income tax credits

- non-cash income

= Consolidated EBITDA

Exhibit D to Credit Agreement

SCHEDULE 1.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$65,000,000.00	16.250000000%
Wells Fargo Bank, National Association	$65,000,000.00	16.250000000%
Comerica Bank	$50,000,000.00	12.500000000%
JPMorgan Chase Bank, N.A.	$42,500,000.00	10.625000000%
Citibank, N.A.	$42,500,000.00	10.625000000%
HSBC Bank USA, N.A.	$40,000,000.00	10.000000000%
Regions Bank	$40,000,000.00	10.000000000%
Amegy Bank N.A.	$30,000,000.00	7.500000000%
Capital One, N.A.	$25,000,000.00	6.250000000%
TOTAL	$400,000,000.00	100.000000000%

Schedule 1.01 to Credit Agreement

Schedule 7.09

Burdensome Agreements

1. Office Lease Agreement between Bank of America, N.A. and C&J Spec-Rent Services, Inc. (500 N. Shoreline, Suite 350, Corpus Christi, Texas 78401) (which Office Lease Agreement requires lessor consent to an assignment by the lessee of its rights and obligations thereunder to a third party, including the Borrower or any Guarantor)

2. Lease, dated Feb. 1, 2011, between C&J Spec-Rent Services and Monell Investments LLC (5717 US Hwy 277, Carrizo Springs, Texas 78834) (which Lease requires the lessee to notify the lessor upon any assignment of its rights and obligations thereunder to an affiliate, including the Borrower or any Guarantor)

3. Commercial Lease Contract, dated Aug. 1, 2011, between Total E&S, Inc. and Glen and Lisa Guthrie (2533 and 2535 Hwy 377 West, Granbury, Texas 76048 and adjoining fenced lot) (which Commercial Lease Contract requires lessor consent to an assignment by the lessee of its rights and obligations thereunder to a third party, including the Borrower or any Guarantor)

4. Industrial Lease, dated Jul. 27, 2011, between C&J Spec-Rent Services, Inc. and Marshall Economic Development Corporation (1108 Commerce Street, Marshall, Texas 75670) (which Industrial Lease requires lessor consent to an assignment by the lessee of its rights and obligations thereunder to a third party, including the Borrower or any Guarantor)

5. Master Operating Lease Agreement, dated Jul. 14, 2010, between C&J Spec-Rent Services, Inc., C&J Energy Services, Inc. and BB&T Equipment Finance Corporation (which Master Operating Lease Agreement forbids assignment by the lessees of their rights and obligations thereunder to a third party, including any Guarantor not party to the Master Operating Lease Agreement)

6. Master Operating Lease Agreement, dated Jul. 21, 2010, between C&J Spec-Rent Services, Inc., C&J Energy Services, Inc. and AIG Commercial Equipment Finance, Inc. (which Master Operating Lease Agreement forbids assignment by the lessees of their rights and obligations thereunder to a third party, including any Guarantor not party to the Master Operating Lease Agreement)

Schedule 7.09 to Credit Agreement